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                    October 5, 2022

       Andrew Klaus
       Chief Financial Officer
       Preformed Line Products Company
       660 Beta Drive
       Mayfield Village, Ohio 44143

                                                        Re: Preformed Line
Products Company
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Filed March 4, 2022
                                                            File No. 000-31164

       Dear Andrew Klaus:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Real Estate & Construction